Employment Agreement

This Employment Agreement (this “Agreement”) dated as of November 1, 2015 (the “Effective Date”), is entered into by and between Star Mountain Resources, Inc., a Nevada corporation (the “Company”), and Wayne E. Rich (the “Executive”).

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique, and are integral to the success of the Company, and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, the Company and the Executive agree as follows:

1.	Employment: The Company hereby agrees to employ the Executive as the Chief Financial Officer and Vice President of Finance (“CFO”) of the Company on completion of the Company’s 10-Q filing for the quarter ended September 30, 2015 and in no event later than November 13, 2015, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2.	Compensation and Related Matters:

a.	Base Salary. For the first three months after the Effective Date, the Company shall pay the Executive a base salary at the rate of not less than $120,000 per year (the “Initial Base Salary”). On or before February 1, 2016, the Company shall increase the Executive’s base salary to an annual rate that is competitive with that paid other CFOs of comparably sized companies in the mining industry (the “Base Salary”). The Executive’s Initial Base Salary and Base Salary shall be paid in accordance with the Company’s normal payroll practice or, if no such practice is established, in equal installments at the end of each month. If the Executive’s Initial Base Salary or Base Salary is increased by the Company, such increased Initial Base Salary or Base Salary, as the case may be, shall then constitute the Initial Base Salary or Base Salary for all purposes of this agreement. During the Initial Base Salary period, should any other Company executive be paid a base salary greater than $120,000 per year or $10,000 per month, then the Executive’s Initial Base Salary shall be immediately adjusted to an equal amount.

If by February 1, 2016, the end of the Initial Base Salary period, the Company has not yet raised sufficient funding to allow the Executive’s Initial Base Salary to be increased pursuant to this clause and after taking into consideration the Company’s financial position and prospects (as reasonably determined by the Company’s Board of Directors acting in good faith) then the Executive and Company agree that they will negotiate in good faith a transition plan and timeline for increasing the Executive’s base salary to a rate that is competitive with that paid other CFOs of comparably sized companies in the mining industry; provided that this transition plan shall be no less favorable than that negotiated with any of the Company’s other executives. For further clarification, if the Company’s Board of Directors determines the Company has not yet secured sufficient funding by February 1, 2016 to increase the Executive’s base pay to the full Base Salary amount, the Board’s decision must apply equally to all of the Company’s executives.

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b.	Eligibility for Other Forms of Compensation. The Executive shall be eligible for grants of equity or other long-term incentive compensation as determined by the Board of Director in its reasonable discretion and on the same basis as other senior executives of the Company.

Notwithstanding any provision to the contrary, any grants of equity or other forms of long-term incentive compensation to the Executive shall immediately vest in full upon either a “Change in Control” (as defined below), the termination of the Executive’s services as CFO by the Company other than for “Cause” (as defined below) or the termination by the Executive of his employment with the Company for “Good Reason” (as defined below).

For purposes of this Agreement, “Change in Control” shall mean the occurrence, subsequent to the Effective Date, of any of the following: (A) by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of the Company’s then outstanding securities (provided such person or group was not a beneficial owner of more than 35% of the combined voting power of the Company’s then outstanding securities as of the Effective Date); (B) as a result of any merger, consolidation, combination or sale or issuance of securities of the Company, or as a result of or in connection with a contested election of directors, the persons who were directors of the Company as of the Effective Date cease to constitute a majority of the Board of Directors of the Company (the “Board”); (C) by a transaction or series of transactions, the authority of the Board over any activities of the Company becomes subject to the consent, agreement or cooperation of a third party other than shareholders of the Company.

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For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony (other than a violation based on operation of a vehicle) or entering the plea of nolo contendere to such crime by the Executive; (B) the Executive’s commission of a crime involving fraud or intentional dishonesty, which results in the Executive’s substantial personal enrichment and material adverse effect to the Company; (C) the Executive becoming subject to any securities related sanctions related to the Company other than those based on an act of the Company itself for which the Executive is charged solely as a result of his position with the Company; (D) willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to a Disability) after a demand in writing for substantial performance is delivered by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties, or (E) repeated and willful failure to follow the written directives of the Board of Directors in connection with his employment hereunder.

For purposes of this Agreement, “Good Reason” shall mean (i) a substantial diminution in the Executive’s title, duties or responsibilities; (ii) any direction or requirement that the Executive engage in conduct that could reasonably be construed to violate local, state or federal law; (iii) a reduction in the Executive’s Initial Base Salary or Base Salary or the failure to pay the Initial Base Salary or Base Salary due pursuant to this Agreement in a timely manner; (iv) the Company’s material breach of any provision of this Agreement or any other agreement between the Company and the Executive; or (v) the Company requiring the Executive to be based somewhere other than the Denver, Colorado metropolitan area.

c.	Annual Bonus: For each full fiscal year of the Company that begins and ends during the Employment Period, and for the portion of the fiscal year of the Company that begins in 2015 (“Fiscal Year 2015”), the Executive shall be eligible to earn an annual cash bonus (“Annual Bonus”) in such amount as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) (or the Board if there is no Compensation Committee) based on the achievement by the Company of performance goals established by the Compensation Committee (or the Board if there is no Compensation Committee) for each such fiscal year (or portion of Fiscal Year 2015), which may, for example, include targets related to the earnings before interest, taxes, depreciation and amortization (“EBITDA”), financial reporting, financial controls, acquisitions, leases, permitting, etc. of the Company. The Compensation Committee (or the Board if there is no Compensation Committee) shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied. These criteria shall be established within 60 days of the Effective Date.

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The Executive shall also be eligible for additional grants of equity or other long-term incentive compensation, in the Compensation Committee’s discretion, on the same basis as other senior executives of the Company.

d.	Vacation: The Executive shall be entitled to four weeks of vacation per fiscal year. Up to three weeks of vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year. Vacation shall accrue to the Executive at rate of not less than one week per quarter in advance.

e.	Expenses: The Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred directly by Executive in performing Executive’s duties and obligations under this Agreement. Employer shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of receipts, vouchers or other documents which identify the business purpose of the expense and identify any people in attendance at a meeting and such other information or procedures as may be adopted by the Company from time to time. Executive shall obtain prior written approval from the Company’s president or chief executive officer prior to incurring any expense until such time as a formal written employee expense policy has been approved by the Company.

f.	Welfare, Pension and Incentive Benefit Plans: During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

g.	Professional Development. Subject to the prior written approval of the Company’s president or chief executive officer, the Company will reimburse the Executive for education and professional development expenses related to courses or programs selected by the Executive in the natural resources sector up to $10,000 per calendar year. The Executive may take such courses during normal business hours and will not be required to utilize vacation time.

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3.	Responsibilities: As the CFO, the Executive will have the responsibilities of a chief financial officer and shall also assist the Company’s President and Chief Executive Officer in developing the Company’s strategic direction, identifying and pursuing acquisition targets, personnel hiring, budget preparation, development of an annual operating plan and periodic long range plans, overseeing all portfolio companies’ operations, finances, budgets and strategic direction, compliance with all regulatory requirements, and developing and implementing the Company’s business plan. The CFO shall report directly to the Company’s President and Chief Executive Officer. With the approval of the President and Chief Executive Officer, finance and accounting staff may be hired by the Executive.

4.	At-Will Employment; Severance: The Executive’s employment with the Company is on an at-will basis. If terminated by the Company for any reason other than Cause, including a Change in Control, or if terminated by the Executive for Good Reason, the Company shall provide severance to the Executive, payable in accordance with the Company’s normal payroll practice, of Executive’s Base Salary for 12 months following Executive’s termination, accrued vacation, and any reimbursement of all business and professional development expenses incurred but not yet reimbursed. In addition the Company shall reimburse the Executive for COBRA payments by the Executive for 12 months following termination by the Company for any reason other than Cause or termination by the Executive for Good Reason.

5.	Location: The Executive will be based in the Denver, Colorado, metropolitan area. During the Employment Period, the Company shall provide the Executive with an office and appropriate equipment and support staff.

6.	Representations and Warranties: The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due execution by the Executive, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

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7.	Indemnity: The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the Executive is or was a trustee, director, member, agent or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Colorado law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

a.	Expenses. As used in this Section 7, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

b.	Enforcement. If a claim or request under this Section 7 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Colorado law.

c.	Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

d.	Insurance. The Company will maintain a Director’s and Officer’s Insurance Policy (“D&O Policy”), with such coverage limits and terms as reasonably approved by the Board, naming the Executive as a covered party in an amount deemed mutually sufficient to the Company and the Executive. The Company will use its best commercial efforts to have this D&O Policy in place within 30 days of the Effective Date. If at any time a D&O Policy is not in place, the Executive, in his sole discretion, may elect not to sign the Company’s filings with the Securities and Exchange Commission or any similar regulatory agency as the Company’s chief accounting or financial officer and such refusal shall not be Cause for termination of the Executive’s employment.

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8.	Survival of Certain Provisions: The representations, warranties and covenants and indemnity provisions contained in Sections 2, 4, 6 and 7 of this Agreement and the Company’s obligation to pay the Executive any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of any completion or termination of this Agreement and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, the indemnified parties and any such person.

9.	Notices: Any notice given with respect to this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at 605 W. Knox Rd, #202, Tempe, AZ 85284, and (b) if to the Executive, at 11074 Grayledge Circle, Highlands Ranch, CO 80130, in either case with a copy to the Company’s legal counsel, Legal & Compliance, LLC 330 Clematis Street, Suite 217, West Palm Beach, FL 33401.

10.	Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.	Third Party Beneficiaries: This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

12.	Validity: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Dispute Resolution: If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. Each party shall pick a mediator selector and the two mediator selectors shall then pick and appoint a mediator. The Company will pay all mediation related costs, including, without limitation, the Executive’s costs and reasonable fees, including attorneys’ fees, incurred in selecting a mediator and obtaining counsel for purposes of the mediation.

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14.	Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, shall be instituted and maintained in the State or Federal courts sitting in the City and County of Denver, Colorado. Each party waives the right to change of venue.

15.	Miscellaneous: No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer or a director of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

16.	Section Headings: The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

The parties have executed this Agreement as of the Effective Date, as defined above.

Wayne E. Rich	Star Mountain Resources, Inc.

/s/ Wayne E.Rich	By:	/s/ Mark Osterberg
Mark Osterberg
President and Chief Operating Officer

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